EXHIBIT 3.1

Ross Miller
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775)684 5708 Website: www.nvsos.gov	Filed in the office of	Document Number 20110638343-01
/s/ Ross Miller

Certificate of Amendment	Ross Miller	Filing Date and Time 08/31/2011 11:05 AM
(Pursuant to NRS 78.385 and 78.390)	Secretary of State

Use Black Ink Only – Do Not Highlight	State of Nevada	Entity Number C8123-2002

Above Space is for Office Use Only

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

Provectus Pharmaceuticals, Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

The first paragraph of Section 5 of the Restated Articles of Incorporation is amended in its entirety to read:

The total number of shares which the Corporation shall have authority to issues is Two Hundred Twenty-Five Million (225,000,000) shares of stock, of which Two Hundred Million (200,000,000) shares shall be designated as common shares, par value $.001 per share (“Common Shares”), and Twenty-Five Million (25,000,000) shares shall be designated as preferred shares, par value $.001 per share (Preferred Shares”).

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 71,204,418

4. Effective date of filing: (optional
(must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

X /s/ Peter R. Culpepper

Signature of Officer

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-Alter

Revised: 3-6-09